EX-31 Rule 13a-14(d)/15d-14(d) Certifications.

I, Anthony Sfarra, certify that:

1. I have reviewed this report on Form 10-K and all reports on Form 10-D required to be filed in respect of the period covered by this report on Form 10-K of the Wells Fargo Commercial Mortgage Trust 2015-C27 (the "Exchange Act periodic reports");

2. Based on my knowledge, the Exchange Act periodic reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, all of the distribution, servicing and other information required to be provided under Form 10-D for the period covered by this report is included in the Exchange Act periodic reports;

4. Based on my knowledge and the servicer compliance statements required in this report under Item 1123 of Regulation AB, and except as disclosed in the Exchange Act periodic reports, the servicers have fulfilled their obligations under the servicing agreements in all material respects; and

5. All of the reports on assessment of compliance with servicing criteria for asset-backed securities and their related attestation reports on assessment of compliance with servicing criteria for asset-backed securities required to be included in this report in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 have been included as an exhibit to this report, except as otherwise disclosed in this report. Any material instances of noncompliance described in such reports have been disclosed in his report on Form 10-K.

In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties:

Rialto Capital Advisors, LLC, as Special Servicer, Wilmington Trust, National Association, as Trustee, TriMont Real Estate Advisors, Inc., as Trust Advisor, CoreLogic Commercial Real Estate Services, Inc., as Servicing Function Participant, National Tax Search, LLC, as Servicing Function Participant, Prudential Asset Resources, Inc., as Primary Servicer, Principal Real Estate Investors, LLC, as Primary Servicer, Rialto Capital Advisors, LLC, as Special Servicer for the Depot Park Mortgage Loan, Wilmington Trust, National Association, as Trustee for the Depot Park Mortgage Loan, Park Bridge Lender Services LLC, as Trust Advisor for the Depot Park Mortgage Loan, CoreLogic Commercial Real Estate Services, Inc., as Servicing Function Participant for the Depot Park Mortgage Loan, National Tax Search, LLC, as Servicing Function Participant for the Depot Park Mortgage Loan, Rialto Capital Advisors, LLC, as Special Servicer for the Boca Hamptons Plaza Portfolio Mortgage Loan, Deutsche Bank Trust Company Americas, as Trustee for the Boca Hamptons Plaza Portfolio Mortgage Loan, Citibank, N.A., as Certificate Administrator for the Boca Hamptons Plaza Portfolio Mortgage Loan, Deutsche Bank Trust Company Americas, as Custodian for the Boca Hamptons Plaza Portfolio Mortgage Loan, Park Bridge Lender Services LLC, as Operating Advisor for the Boca Hamptons Plaza Portfolio Mortgage Loan, CoreLogic Commercial Real Estate Services, Inc., as Servicing Function Participant for the Boca Hamptons Plaza Portfolio Mortgage Loan, National Tax Search, LLC, as Servicing Function Participant for the Boca Hamptons Plaza Portfolio Mortgage Loan, KeyBank National Association, as Primary Servicer for the Westfield Palm Desert Mortgage Loan, LNR Partners, LLC, as Special Servicer for the Westfield Palm Desert Mortgage Loan, and Situs Holdings, LLC, as Trust Advisor for the Westfield Palm Desert Mortgage Loan.

Dated: March 20, 2019

/s/ Anthony Sfarra

President

(senior officer in charge of securitization of the depositor)